Sub-Item 77C

               SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                  INVESCO VAN KAMPEN GOVERNMENT SECURITIES FUND

A Special Meeting ("Meeting") of Shareholders of Van Kampen Government Securities Fund was held on Tuesday, May 11, 2010. The Meeting was held for the following purpose:

(1) Approve an Agreement and Plan of Reorganization.

The results of the voting on the above matter were as follows:

                                                                            Votes         Votes         Broker
Matter                                                     Votes For       Against       Abstain       Non-Votes
---------------------------------------------------       ----------      ---------      -------       ---------
(1) Approve an Agreement and Plan of Reorganization.      54,572,142      2,099,847      3,393,480          0